Exhibit 99.1

The Bancorp, Inc. Reports Second Quarter Financial Results

Wilmington, DE – July 24, 2025 – The Bancorp, Inc. (“The Bancorp” or the “Company” or “we” or “our”) (NASDAQ: TBBK), a financial holding company, today reported its financial results for the second quarter of 2025.

Highlights

•	The Bancorp reported net income of $59.8 million, or $1.27 per diluted share (“EPS”), for the quarter ended June 30, 2025, compared to net income of $53.7 million, or $1.05 per diluted share, for the quarter ended June 30, 2024, or an EPS increase of 21%. While net income increased 11% between these periods, outstanding shares were reduced as a result of share repurchases.

•	Return on assets and return on equity for the quarter ended June 30, 2025, amounted to 2.6% and 28%, respectively, compared to 2.8% and 27%, respectively, for the quarter ended June 30, 2024 (all percentages “annualized”).

•	Net interest income increased 4% to $97.5 million for the quarter ended June 30, 2025, compared to $93.8 million for the quarter ended June 30, 2024. Certain loan fees on consumer fintech loans are recorded as non-interest income. Such non-interest income amounted to $4.0 million for the quarter ended June 30, 2025 and $140,000 for the quarter ended June 30, 2024. The second quarter of 2025 included $3.1 million of interest income from a security that was known as “CRE-2” and which was related to the Company’s discontinued commercial real estate securitization business. The CRE-2 interest was repaid in the quarter as a result of the final sale of underlying collateral related to that security. CRE-2 was the last security remaining related to the Company’s discontinued commercial real estate securitization business.

•	Net interest margin amounted to 4.44% for the quarter ended June 30, 2025, compared to 4.97% for the quarter ended June 30, 2024, and 4.07% for the quarter ended March 31, 2025.

•	Loans, net of deferred fees and costs were $6.54 billion at June 30, 2025, compared to $5.61 billion at June 30, 2024 and $6.38 billion at March 31, 2025. Those changes reflected an increase of 2% quarter over linked quarter and an increase of 17% year over year.

•	Gross dollar volume (“GDV”), representing the total amounts spent on prepaid, debit and credit cards totaled $43.65 billion, an increase of $6.51 billion, or 18%, for the quarter ended June 30, 2025, compared to the quarter ended June 30, 2024. The increase reflected continued organic volume growth with existing partners and products and the impact of new products launched within the past year. Total prepaid, debit card, ACH, and other payment fees increased 14% to $31.7 million for the second quarter of 2025 compared to the second quarter of 2024. Consumer credit fintech fees amounted to $4.0 million for the second quarter 2025.

•	Consumer fintech loans of $680.5 million increased 19% compared to a $574.0 million balance at March 31, 2025 and increased 871% compared to the June 30, 2024 balance of $70.1 million. Consumer fintech loans include $346.9 million of secured credit card accounts, which are backed dollar for dollar by cash collateral by each individual cardholder and are required to be repaid in-full monthly. The remaining Consumer fintech loans consist of cashflow underwritten short-term liquidity products to individual borrowers ranging in maturities from 30 to 365 days, with The Bancorp Bank, N.A.’s partner(s) providing a full guarantee against losses. The Bancorp Bank N.A. maintains cash collateral for the expected losses on dollars already lent, as well as right of offset against other revenues generated through those relationships.

•	As previously disclosed in the Current Report on Form 8-K the Company filed on July 14, 2025, the Bank amended its Master Services Agreement dated December 12, 2023 with Block, Inc. (“Block”) by entering into a Card Issuing Addendum which provides for debit and prepaid card issuance and related services for Cash App customers. The initial term of the Card Issuing Addendum is for a period of five (5) years. The Bank expects the expansion of these services to Block to begin in 2026 and will provide material updates on the program as it progresses through the implementation cycle.

•	Small business loans (“SBLs”), including those held at fair value, amounted to $1.05 billion at June 30, 2025, or 11% higher year over year, and 4% higher quarter over linked quarter, excluding the impact of loans with related secured borrowings.

•	Direct lease financing balances decreased 2% year over year to $698.1 million at June 30, 2025, and decreased 2% from March 31, 2025.

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•	Real estate bridge loans (“REBL”) portfolio of $2.14 billion decreased 3% compared to a $2.21 billion balance at March 31, 2025, and increased 1% compared to the June 30, 2024 balance of $2.12 billion. These real estate bridge loans consist entirely of rehabilitation loans for apartment buildings. The Company’s $2.14 billion REBL portfolio at June 30, 2025, has a weighted average origination date “as is” loan-to-value ratio of 70%, based on third-party appraisals.

•	Security backed lines of credit (“SBLOC”), insurance backed lines of credit (“IBLOC”), and investment advisor financing loans collectively increased 4% year over year and increased 2% quarter over linked quarter to $1.87 billion at June 30, 2025.

•	The average interest rate on $8.18 billion of average deposits and interest-bearing liabilities during the second quarter of 2025 was 2.23%. Average deposits of $8.06 billion for the second quarter of 2025 increased $1.34 billion, or 20% over second quarter 2024.

•	As of June 30, 2025, the Company’s Tier 1 capital to average assets (leverage), Tier 1 capital to risk-weighted assets, total capital to risk-weighted assets and common equity Tier 1 to risk-weighted assets ratios were 9.40%, 14.42%, 15.45% and 14.42%, respectively, compared to well-capitalized minimums of 5%, 8%, 10% and 6.5%, respectively. The Bancorp Bank, N.A. also remains well capitalized under banking regulations.

•	Book value per common share at June 30, 2025, was $18.60 compared to $15.77 per common share at June 30, 2024, an increase of 18%.

•	The Bancorp repurchased 753,898 shares of its common stock at an average cost of $49.75 per share during the quarter ended June 30, 2025. As a result of share repurchases, outstanding shares, net of treasury shares, at June 30, 2025 amounted to 46.3 million, compared to 49.3 million shares at June 30, 2024, or a reduction of 6%.

•	The vast majority of The Bancorp’s funding is comprised of FDIC-insured and/or small balance accounts, which adjust to only a portion of changes in rates. The Company also has lines of credit with U.S. government sponsored agencies totaling approximately $3.08 billion as of June 30, 2025, as well as access to other forms of liquidity.

•	In the second quarter of 2024, the Company purchased approximately $900 million of fixed-rate, government-sponsored-entity-backed commercial and residential mortgage securities of varying maturities, with an approximate 5.11% weighted average yield, and estimated weighted average lives of eight years, to reduce its exposure to lower levels of net interest income. Such purchases would also reduce the additional net interest income which will result if the Federal Reserve increases rates. While there are many variables and limitations to estimating exposure to changes in rates, such purchases and continuing fixed rate loan originations are projected to reduce such exposure to modest levels. In prior years, The Bancorp deferred adding fixed rate securities when yields were particularly low, which has afforded the flexibility to benefit from, and secure, more advantageous securities and loan rates.

“The Bancorp had another quarter of Fintech growth and momentum,” said Damian Kozlowski, CEO of The Bancorp. He also noted that “We continue to have significant relationship and product expansion that we believe will drive future growth. We are continuing to maintain our guidance of $5.25 earnings per share for 2025.  We are also announcing Project 7.  We are targeting at least a $7 earnings per share run-rate by the fourth quarter of 2026.  We plan to accomplish this goal through Fintech revenue growth, buybacks of shares, and efficiency and productivity gains by reallocating or reducing resources where appropriate.”

Conference Call Webcast

You may access the LIVE webcast of The Bancorp’s Quarterly Earnings Conference Call at 8:00 AM ET Friday, July 25, 2025, by clicking on the webcast link on The Bancorp’s homepage at www.thebancorp.com or you may dial 1.800.549.8228, conference ID 45285. You may listen to the replay of the webcast following the live call on The Bancorp’s investor relations website (archived for one year) or telephonically until Friday, August 1, 2025, by dialing 1.888.660.6264, playback code 45285#.

About The Bancorp

The Bancorp, Inc. (NASDAQ: TBBK), headquartered in Wilmington, Delaware, through its subsidiary, The Bancorp Bank, National Association, provides a variety of services including providing non-bank financial companies with the people, processes, and technology to meet their unique banking needs. Through its Fintech Solutions, Institutional Banking, Commercial Lending, and Real Estate Bridge Lending businesses, The Bancorp provides partner-focused solutions paired with cutting-edge technology for companies that range from entrepreneurial startups to Fortune 500 companies. With over 20 years of experience, The Bancorp has become a leader in the financial services industry, earning recognition as the #1 issuer of prepaid cards in the U.S., a nationwide provider of bridge financing for real estate capital improvement plans, an SBA National Preferred Lender, a leading provider of securities-backed lines of credit, with one of the few bank-owned commercial vehicle leasing groups. By its company-wide commitment to excellence, The Bancorp has also been ranked as one of the 100 Fastest-Growing Companies by Fortune, a Top 50 Employer by Equal Opportunity Magazine and was selected to be included in the S&P Small Cap 600. For more about The Bancorp, visit https://thebancorp.com/.

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Forward-Looking Statements

Statements in this earnings release regarding The Bancorp’s business that are not historical facts, are “forward-looking statements.” These statements may be identified by the use of forward-looking terminology, including, but not limited to the words “intend,” “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “plan,” “estimate,” “continue,” or similar words. Forward-looking statements include, but are not limited to, statements regarding our anticipated 2025 results, future growth, productivity and efficiency, and share repurchases. Such forward-looking statements relate to our current assumptions, projections and expectations about our business and future events, including current expectations about important economic and political factors, among other factors, and are subject to risks and uncertainties, which could cause the actual results, events, or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Factors that could cause results to differ from those expressed in the forward-looking statements also include, but are not limited to the risks and uncertainties referenced or described in The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K/A, as amended, for the fiscal year ended December 31, 2024 and other documents that the Company files from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake any duty to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.

The Bancorp, Inc. Contact

Andres Viroslav

Director, Investor Relations

215-861-7990

andres.viroslav@thebancorp.com

Source: The Bancorp, Inc.

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The Bancorp, Inc.

Financial highlights

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
Consolidated condensed income statements	2025	2024	2025	2024
	(Dollars in thousands, except per share and share data)

Net interest income	$97,492	$93,795	$189,235	$188,213
Provision for credit losses on non-consumer fintech loans	1,494	1,477	2,368	3,840
Provision for credit losses on consumer fintech loans	43,233	—	89,101	—
Provision (reversal) for unfunded commitments	(364)	(225)	(253)	(419)
Non-interest income
Fintech fees
ACH, card and other payment processing fees	5,562	3,000	10,694	5,964
Prepaid, debit card and related fees	26,113	24,755	51,827	49,041
Consumer credit fintech fees	3,970	140	7,570	140
Total fintech fees	35,645	27,895	70,091	55,145
Net realized and unrealized gains (losses) on commercial loans, at fair value	344	503	705	1,599
Leasing related income	2,131	1,429	4,103	1,817
Consumer fintech loan credit enhancement	43,233	—	89,101	—
Other non-interest income	2,390	895	3,385	1,543
Total non-interest income	83,743	30,722	167,385	60,104
Non-interest expense
Salaries and employee benefits	37,134	33,863	70,803	64,143
Data processing expense	1,227	1,423	2,432	2,844
Legal expense	1,863	633	3,820	1,454
FDIC insurance	1,202	869	2,255	1,714
Software	5,144	4,637	10,157	9,126
Other non-interest expense	10,653	10,021	21,050	18,877
Total non-interest expense	57,223	51,446	110,517	98,158
Income before income taxes	79,649	71,819	154,887	146,738
Income tax expense	19,828	18,133	37,893	36,623
Net income	59,821	53,686	116,994	110,115

Net income per share - basic	$1.28	$1.05	$2.49	$2.12

Net income per share - diluted	$1.27	$1.05	$2.46	$2.10
Weighted average shares - basic	46,598,535	50,937,055	46,904,592	51,842,097
Weighted average shares - diluted	47,182,770	51,337,491	47,565,580	52,327,122

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Condensed consolidated balance sheets	June 30,	March 31,	December 31,	June 30,
	2025 (unaudited)	2025 (unaudited)	2024	2024 (unaudited)
	(Dollars in thousands, except share data)
Assets:
Cash and cash equivalents
Cash and due from banks	$11,637	$9,684	$6,064	$5,741
Interest earning deposits at Federal Reserve Bank	328,628	1,011,585	564,059	399,853
Total cash and cash equivalents	340,265	1,021,269	570,123	405,594

Investment securities, available-for-sale, at fair value, net of $10.0 million allowance for credit loss effective December 31, 2023, and $0 at December 31, 2024	1,481,500	1,488,184	1,502,860	1,581,006
Commercial loans, at fair value	185,476	211,580	223,115	265,193
Loans, net of deferred fees and costs	6,535,432	6,380,150	6,113,628	5,605,727
Allowance for credit losses	(59,393)	(52,497)	(44,853)	(28,575)
Loans, net	6,476,039	6,327,653	6,068,775	5,577,152
Federal Home Loan Bank, Atlantic Central Bankers Bank, and Federal Reserve Bank stock	16,250	16,250	15,642	15,642
Premises and equipment, net	26,495	27,130	27,566	28,038
Accrued interest receivable	40,607	42,464	41,713	43,720
Intangible assets, net	1,055	1,154	1,254	1,452
Other real estate owned	66,054	67,129	62,025	57,861
Deferred tax asset, net	12,436	13,585	18,874	20,556
Credit enhancement asset	26,982	20,199	12,909	—
Other assets	166,072	149,130	182,687	149,187
Total assets	$8,839,231	$9,385,727	$8,727,543	$8,145,401

Liabilities:
Deposits
Demand and interest checking	$7,705,813	$8,283,262	$7,434,212	$7,095,391
Savings and money market	60,122	81,320	311,834	60,297
Total deposits	7,765,935	8,364,582	7,746,046	7,155,688

Senior debt	96,391	96,303	96,214	96,037
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	13,898	13,988	14,081	38,283
Other liabilities	89,340	67,766	68,018	65,001
Total liabilities	$7,978,965	$8,556,040	$7,937,760	$7,368,410

Shareholders' equity:
Common stock - authorized, 75,000,000 shares of $1.00 par value; 48,104,006 and 46,262,932 shares issued and outstanding, respectively, at June 30, 2025 and 49,267,403 shares issued and outstanding at June 30, 2024	48,104	48,067	47,713	49,268
Additional paid-in capital	12,608	7,470	3,233	72,171
Retained earnings	896,149	836,328	779,155	671,730
Accumulated other comprehensive income (loss)	1,609	(1,840)	(17,637)	(16,178)
Treasury stock at cost, 1,841,074 shares at June 30, 2025 and 0 shares at June 30, 2024, respectively	(98,204)	(60,338)	(22,681)	—
Total shareholders' equity	860,266	829,687	789,783	776,991

Total liabilities and shareholders' equity	$8,839,231	$9,385,727	$8,727,543	$8,145,401

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Average balance sheet and net interest income	Three months ended June 30, 2025			Three months ended June 30, 2024
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$6,560,873	$112,188	6.84%	$5,749,565	$114,970	8.00%
Leases-bank qualified(2)	7,723	174	9.01%	4,621	117	10.13%
Investment securities-taxable(3)	1,462,603	22,393	6.12%	1,454,393	17,520	4.82%
Investment securities-nontaxable(2)	8,385	131	6.25%	2,895	50	6.91%
Interest earning deposits at Federal Reserve Bank	756,603	8,326	4.40%	341,863	4,677	5.47%
Net interest earning assets	8,796,187	143,212	6.51%	7,553,337	137,334	7.27%

Allowance for credit losses	(52,444)			(28,568)
Other assets	344,627			266,061
	$9,088,370			$7,790,830

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$7,991,121	$43,402	2.17%	$6,657,386	$39,542	2.38%
Savings and money market	65,637	561	3.42%	60,212	457	3.04%
Total deposits	8,056,758	43,963	2.18%	6,717,598	39,999	2.38%

Short-term borrowings	439	5	4.56%	92,412	1,295	5.61%
Long-term borrowings	13,957	198	5.67%	38,362	685	7.14%
Subordinated debentures	13,401	257	7.67%	13,401	291	8.69%
Senior debt	96,333	1,233	5.12%	95,984	1,234	5.14%
Total deposits and liabilities	8,180,888	45,656	2.23%	6,957,757	43,504	2.50%

Other liabilities	62,505			36,195
Total liabilities	8,243,393			6,993,952

Shareholders' equity	844,977			796,878
	$9,088,370			$7,790,830
Net interest income on tax equivalent basis(2)		$97,556			$93,830

Tax equivalent adjustment		64			35

Net interest income		$97,492			$93,795
Net interest margin(2)			4.44%			4.97%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.

(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2025 and 2024.

(3) The second quarter of 2025 included $3.1 million of interest income from a security that was known as “CRE-2” and which was related to the Company’s discontinued commercial real estate securitization business. The CRE-2 interest was repaid in the quarter as a result of the final sale of underlying collateral related to that security. CRE-2 was the last security remaining related to the Company’s discontinued commercial real estate securitization business.

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Average balance sheet and net interest income	Six months ended June 30, 2025			Six months ended June 30, 2024
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$6,471,242	$220,990	6.83%	$5,733,413	$229,130	7.99%
Leases-bank qualified(2)	6,793	313	9.22%	4,683	233	9.95%
Investment securities-taxable(3)	1,475,892	40,520	5.49%	1,093,996	27,154	4.96%
Investment securities-nontaxable(2)	7,326	236	6.44%	2,895	100	6.91%
Interest earning deposits at Federal Reserve Bank	945,453	21,006	4.44%	607,968	16,561	5.45%
Net interest earning assets	8,906,706	283,065	6.36%	7,442,955	273,178	7.34%

Allowance for credit losses	(48,700)			(27,862)
Other assets	354,939			323,244
	$9,212,945			$7,738,337

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$8,082,390	$88,447	2.19%	$6,553,107	$78,256	2.39%
Savings and money market	100,966	1,891	3.75%	55,591	904	3.25%
Total deposits	8,183,356	90,338	2.21%	6,608,698	79,160	2.40%

Short-term borrowings	220	5	4.55%	46,892	1,314	5.60%
Repurchase agreements	—	—	—	6	—	—
Long-term borrowings	14,003	393	5.61%	38,439	1,371	7.13%
Subordinated debentures	13,401	512	7.64%	13,401	583	8.70%
Senior debt	96,289	2,467	5.12%	95,939	2,467	5.14%
Total deposits and liabilities	8,307,269	93,715	2.26%	6,803,375	84,895	2.50%

Other liabilities	80,651			142,826
Total liabilities	8,387,920			6,946,201

Shareholders' equity	825,025			792,136
	$9,212,945			$7,738,337
Net interest income on tax equivalent basis(2)		$189,350			$188,283

Tax equivalent adjustment		115			70

Net interest income		$189,235			$188,213
Net interest margin(2)			4.25%			5.06%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.

(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2025 and 2024.

(3) The second quarter of 2025 included $3.1 million of interest income from a security that was known as “CRE-2” and which was related to the Company’s discontinued commercial real estate securitization business. The CRE-2 interest was repaid in the quarter as a result of the final sale of underlying collateral related to that security. CRE-2 was the last security remaining related to the Company’s discontinued commercial real estate securitization business.

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Capital ratios	Tier 1 capital	Tier 1 capital	Total capital	Common equity
	to average	to risk-weighted	to risk-weighted	Tier 1 to risk
	assets ratio	assets ratio	assets ratio	weighted assets
As of June 30, 2025
The Bancorp, Inc.	9.40%	14.42%	15.45%	14.42%
The Bancorp Bank, National Association	10.33%	15.80%	16.83%	15.80%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

As of December 31, 2024
The Bancorp, Inc.	9.41%	13.85%	14.65%	13.85%
The Bancorp Bank, National Association	10.38%	15.25%	16.06%	15.25%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Selected operating ratios
Return on average assets(1)	2.64%	2.77%	2.56%	2.86%
Return on average equity(1)	28.40%	27.10%	28.60%	27.95%
Net interest margin	4.44%	4.97%	4.25%	5.06%

(1) Annualized

Book value per share table	June 30,	March 31,	December 31,	June 30,
	2025	2025	2024	2024
Book value per share	$18.60	$17.66	$16.69	$15.77

Gross dollar volume (GDV)(1)	Three months ended
	June 30,	March 31,	December 31,	June 30,
	2025	2025	2024	2024
	(Dollars in thousands)
Prepaid and debit card GDV	$43,649,005	$44,650,422	$39,656,909	$37,139,200

(1) Gross dollar volume represents the total dollar amount spent on prepaid, debit and credit cards issued by The Bancorp Bank, N.A.

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Business line quarterly summary:
Quarter ended June 30, 2025
(Dollars in millions)
		Balances
			% Growth
Major business lines	Average approximate rates(1)	Balances(2)	Year over Year	Linked quarter annualized
Loans
Institutional banking(3)	6.2%	$1,873	4%	7%
Small business lending(4)	7.3%	1,047	11%	15%
Leasing	8.2%	698	(2%)	(7%)
Commercial real estate (non-SBA loans, at fair value)	7.5%	109	nm	nm
Real estate bridge loans (recorded at book value)	8.2%	2,140	1%	(13%)
Consumer fintech loans - interest bearing	5.2%	60	nm	nm
Consumer fintech loans - non-interest bearing(5)	—	620	nm	nm
Weighted average yield	6.7%	$6,547			Non-interest income
						% Growth
Deposits: Fintech solutions group					Current quarter	Year over Year
Prepaid and debit card issuance, consumer fintech loan fees, and other payments fees	2.2%	$7,761	20%	nm	$35.6	28%

(1) Average rates are for the three months ended June 30, 2025.

(2) Loan and deposit categories are based on period-end and average quarterly balances, respectively.

(3) Institutional Banking loans are comprised of SBLOC loans collateralized by marketable securities, IBLOC loans collateralized by the cash surrender value of eligible life insurance policies, and investment advisor financing.

(4) Small Business Lending is substantially comprised of SBA-guaranteed loans. Growth rates exclude the impact of $4 million of loans that do not qualify for true sale accounting at June 30, 2025 compared to $4 million at prior quarter end and $29 million at June 30, 2024.

(5) Income related to non-interest-bearing balances is included in non-interest income.

Summary of credit lines available

The Bancorp Bank, N.A. maintains lines of credit exceeding potential liquidity requirements as follows. The Bancorp also has access to other substantial sources of liquidity.

June 30, 2025
(Dollars in thousands)
Federal Reserve Bank	$2,049,770
Federal Home Loan Bank	1,027,750
Total lines of credit available	$3,077,520

Estimated insured vs uninsured deposits

The vast majority of The Bancorp Bank, N.A.’s deposits are low balance, insured deposits, and accordingly do not constitute the liquidity risk experienced by certain institutions. The deposit base is comprised as follows.

June 30, 2025
Insured	94%
Low balance accounts(1)	3%
Other uninsured	3%
Total deposits	100%

(1) Comprised of small balances, such as anonymous gift cards and corporate incentive cards for which there is no identified depositor.

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Allowance for credit losses	Six months ended		Year ended
	June 30,	June 30,	December 31,
	2025 (unaudited)	2024 (unaudited)	2024
	(Dollars in thousands)

Balance in the allowance for credit losses at beginning of period	$44,853	$27,378	$27,378

Loans charged-off:
SBA non-real estate	171	417	708
Direct lease financing	1,520	2,301	4,575
Consumer - home equity	—	10	10
Consumer fintech	89,627	—	19,619
Other loans	704	6	8
Total	92,022	2,734	24,920

Recoveries:
SBA non-real estate	61	32	229
Direct lease financing	429	59	318
Consumer fintech	14,599	—	1,877
Consumer - home equity	4	—	1
Total	15,093	91	2,425
Net charge-offs	76,929	2,643	22,495
Provision for credit losses on non-consumer fintech loans	2,368	3,840	9,319
Provision for credit losses on consumer fintech loans	89,101	—	30,651

Balance in allowance for credit losses at end of period	$59,393	$28,575	$44,853
Net charge-offs/average loans	1.23%	0.05%	0.40%
Net charge-offs/average assets	0.84%	0.03%	0.28%

Loan portfolio

•	The Bancorp Bank, N.A. emphasizes safety and soundness, and its balance sheet has a risk profile enhanced by the special nature of the collateral supporting its loan niches, related underwriting, and the characteristics of its funding sources, including those highlighted in the bullets below. Those loan niches and funding sources have contributed to increased earnings levels, even during periods in which markets have experienced various economic stresses.

•	In its REBL portfolio, the Company has minimal exposure to non-multifamily commercial real estate such as office buildings, and instead has a portfolio largely comprised of rehabilitation bridge loans for apartment buildings. These loans generally have three-year terms with two one-year extension options to allow for the rehabilitation work to be completed and rentals stabilized for an extended period, before being refinanced at lower rates through U.S. Government Sponsored Entities or other lenders. The REBL portfolio consists primarily of workforce housing, which we consider to be working class apartments at more affordable rental rates. Related collateral values should accordingly be more stable than higher rent properties, even in stressed economies. While the macro-economic environment has challenged the multifamily bridge space, the stability of the Company’s REBL portfolio is evidenced by the estimated values of the underlying collateral. The Company’s $2.14 billion REBL portfolio at June 30, 2025, has a weighted average origination date “as is” loan-to-value ratio of 70%, based on third-party appraisals. Further, the weighted average origination date “as stabilized” LTV, which measures the estimated value of the apartments after the rehabilitation is complete may provide even greater protection.

•	As part of the underwriting process, The Bancorp Bank, N.A. reviews prospective borrowers’ previous rehabilitation experience in addition to overall financial wherewithal. These transactions also include significant borrower equity contributions with required performance metrics. Underwriting generally includes, but is not limited to, assessment of local market information relating to vacancy and rental rates, review of post rehabilitation rental rate assumptions against geo-specific affordability indices, negative news searches, lien searches, visitations by bank personnel and/or designated engineers, and other information sources.

•	Rehabilitation progress is monitored through ongoing draw requests and financial reporting covenants. This generally allows for early identification of potential issues, and expedited action to address on a timely basis.

•	Operations and ongoing loan evaluation are overseen by multiple levels of management, in addition to the REBL team’s experienced professional staff and third-party consultants utilized during the underwriting and asset management process. This oversight includes a separate loan committee specific to REBL, which is comprised of seasoned and experienced lending professionals who do not directly report to anyone on the REBL team. There is also a separate loan review department, a surveillance committee, and additional staff which evaluate potential losses under the current expected credit losses methodology (“CECL”), all of which similarly do not report to anyone on the REBL team.

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•	SBLOC and IBLOC portfolios are respectively secured by marketable securities and the cash value of life insurance. The majority of SBA 7(a) loans are government guaranteed, while SBA 504 loans are made with 50%-60% LTVs.

•	Additional details regarding our loan portfolios are included in the body of this press release and the related tables in this press release, as is the summarization of the earnings contributions of our payments businesses, which further enhances The Bancorp’s risk profile. The Company’s risk profile inherent in its loan portfolios, funding, and earnings levels, may present opportunities to further increase stockholder value, while still prudently maintaining capital levels.

	June 30,	March 31,	December 31,	June 30,
	2025 (unaudited)	2025 (unaudited)	2024	2024 (unaudited)
	(Dollars in thousands)

SBL non-real estate	$204,087	$191,750	$190,322	$171,893
SBL commercial mortgage	723,754	681,454	662,091	647,894
SBL construction	30,705	42,026	34,685	30,881
Small business loans	958,546	915,230	887,098	850,668
Direct lease financing	698,086	709,978	700,553	711,403
SBLOC / IBLOC(1)	1,601,405	1,577,170	1,564,018	1,558,095
Advisor financing	272,155	265,950	273,896	238,831
Real estate bridge loans	2,140,039	2,212,054	2,109,041	2,119,324
Consumer fintech(2)	680,487	574,048	454,357	70,081
Other loans(3)	169,945	112,322	111,328	46,592
	6,520,663	6,366,752	6,100,291	5,594,994
Unamortized loan fees and costs	14,769	13,398	13,337	10,733
Total loans, including unamortized fees and costs	$6,535,432	$6,380,150	$6,113,628	$5,605,727

Small business portfolio	June 30,	March 31,	December 31,	June 30,
	2025 (unaudited)	2025 (unaudited)	2024	2024 (unaudited)
	(Dollars in thousands)

SBL, including unamortized fees and costs	$970,116	$925,877	$897,077	$860,226
SBL, included in loans, at fair value	76,830	83,448	89,902	104,146
Total small business loans(4)	$1,046,946	$1,009,325	$986,979	$964,372

(1) SBLOC loans are collateralized by marketable securities, while IBLOC are collateralized by the cash surrender value of insurance policies. At June 30, 2025 and December 31, 2024, IBLOC loans amounted to $513.9 million and $548.1 million, respectively.

(2) At June 30, 2025, consumer fintech loans consisted of $346.9 million of secured credit card loans, with the balance comprised of other short-term extensions of credit.

(3) Includes demand deposit overdrafts reclassified as loan balances totaling $6.4 million and $1.2 million at June 30, 2025 and December 31, 2024, respectively. Estimated overdraft charge-offs and recoveries are reflected in the allowance for credit losses and are immaterial.

(4) The SBLs held at fair value are comprised of the government guaranteed portion of 7(a) Program loans at the dates indicated.

Small business loans as of June 30, 2025

Loan principal
(Dollars in millions)
U.S. government guaranteed portion of SBA loans(1)	$397
Commercial mortgage SBA(2)	382
Construction SBA(3)	18
Non-guaranteed portion of U.S. government guaranteed 7(a) Program loans(4)	117
Non-SBA SBLs	116
Other(5)	4
Total principal	$1,034
Unamortized fees and costs	13
Total SBLs	$1,047

(1) Includes the portion of SBA 7(a) Program loans which have been guaranteed by the U.S. government, and therefore are assumed to have no credit risk.

(2) Substantially all these loans are made under the 504 Program, which dictates origination date LTV percentages, generally 50%-60%, to which The Bancorp Bank, N.A. adheres.

(3) Includes $13 million in 504 Program first mortgages with an origination date LTV of 50%-60%, and $5 million in SBA interim loans with an approved SBA post-construction full takeout/payoff.

(4) Includes the unguaranteed portion of 7(a) Program loans which are 70% or more guaranteed by the U.S. government. SBA 7(a) Program loans are not made on the basis of real estate LTV; however, they are subject to SBA's "All Available Collateral" rule which mandates that to the extent a borrower or its 20% or greater principals have available collateral (including personal residences), the collateral must be pledged to fully collateralize the loan, after applying SBA-determined liquidation rates. In addition, all 7(a) Program loans and 504 Program loans require the personal guaranty of all 20% or greater owners.

(5) Comprised of $4 million of loans sold that do not qualify for true sale accounting.

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Small business loans by type as of June 30, 2025

(Excludes government guaranteed portion of SBA 7(a) Program)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
Hotels (except casino hotels) and motels	$88	$—	$—	$88	14%
Funeral homes and funeral services	44	—	38	82	13%
Full-service restaurants	31	2	3	36	6%
Child day care services	25	—	3	28	4%
Car washes	11	11	—	22	4%
Homes for the elderly	16	—	—	16	2%
Gasoline stations with convenience stores	15	—	—	15	2%
Outpatient mental health and substance abuse centers	15	—	—	15	2%
General line grocery merchant wholesalers	13	—	—	13	2%
Fitness and recreational sports centers	8	—	2	10	2%
Plumbing, heating, and air-conditioning companies	9	—	1	10	2%
Nursing care facilities	9	—	—	9	1%
Caterers	9	—	—	9	1%
Offices of lawyers	9	—	—	9	1%
Used car dealers	7	—	—	7	1%
Limited-service restaurants	3	—	3	6	1%
All other specialty trade contractors	6	—	1	7	1%
General warehousing and storage	6	—	—	6	1%
Automotive body, paint, and interior repair	6	—	—	6	1%
Other accounting services	6	—	—	6	1%
Appliance repair and maintenance	6	—	—	6	1%
Residential remodelers	5	—	—	5	1%
Other(2)	185	7	30	222	36%
Total	$532	$20	$81	$633	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $153 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $4 million of loans sold that do not qualify for true sale accounting.

(2) Loan types of less than $5 million are spread over approximately one hundred different business types.

State diversification as of June 30, 2025

(Excludes government guaranteed portion of SBA 7(a) Program loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
California	$141	$6	$6	$153	24%
Florida	83	7	4	94	15%
North Carolina	44	—	4	48	8%
New York	41	—	3	44	7%
Texas	29	4	6	39	6%
New Jersey	31	—	7	38	6%
Pennsylvania	19	—	13	32	5%
Georgia	25	3	2	30	5%
Other states	119	—	36	155	24%
Total	$532	$20	$81	$633	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $153 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $4 million of loans that do not qualify for true sale accounting.

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Top 10 loans as of June 30, 2025

Type(1)	State	SBL commercial mortgage
	(Dollars in millions)
General line grocery merchant wholesalers	CA	$13
Funeral homes and funeral services	ME	12
Funeral homes and funeral services	PA	12
Outpatient mental health and substance abuse center	FL	10
Hotel	FL	8
Lawyer's office	CA	8
Hotel	VA	7
Hotel	NC	7
Funeral homes and funeral services	ME	6
Charter bus industry	NY	6
Total		$89

(1) The table above does not include loans to the extent that they are U.S. government guaranteed.

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Commercial real estate loans, excluding SBA loans, are as follows including LTV at origination:

Type as of June 30, 2025

Type	# Loans	Balance	Weighted average origination date LTV	Weighted average interest rate
	(Dollars in millions)
Real estate bridge loans (multifamily apartment loans recorded at amortized cost)(1)	177	$2,140	70%	8.50%

Non-SBA commercial real estate loans, at fair value:
Multifamily (apartment bridge loans)(1)	2	$69	69%	7.06%
Hospitality (hotels and lodging)	1	19	66%	9.75%
Retail	2	12	72%	8.20%
Other	2	9	71%	4.96%
	7	109	69%	7.52%
Fair value adjustment		—
Total non-SBA commercial real estate loans, at fair value		109
Total commercial real estate loans		$2,249	70%	8.45%

(1) In the third quarter of 2021, we resumed the origination of bridge loans for multi-family apartment rehabilitation which comprise these categories. Such loans held at fair value were originally intended for sale, but are now being retained on the balance sheet. In addition to “as is” origination date appraisals, on which the weighted average origination date LTVs are based, third-party appraisers also estimated “as stabilized” values, which represents additional potential collateral value as rehabilitation progresses, and units are re-leased at stabilized rental rates. The weighted average origination date “as stabilized” LTV was estimated at 60%.

State diversification as of June 30, 2025			15 largest loans as of June 30, 2025

State	Balance	Origination date LTV	State	Balance	Origination date LTV
(Dollars in millions)			(Dollars in millions)
Texas	$681	71%	Texas	$46	75%
Georgia	326	70%	Texas	40	64%
Florida	232	68%	Michigan	39	62%
New Jersey	136	69%	Texas	36	67%
Indiana	130	71%	Florida	35	72%
Ohio	119	71%	New Jersey	34	62%
Michigan	75	64%	Pennsylvania	34	63%
Other states each <$65 million	550	70%	Indiana	34	76%
Total	$2,249	70%	New Jersey	31	71%
			Texas	31	77%
			Georgia	30	69%
			Ohio	29	74%
			Texas	27	79%
			New Jersey	26	71%
			Texas	25	70%
			15 largest commercial real estate loans	$497	70%

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Institutional banking loans outstanding at June 30, 2025

Type	Principal	% of total
	(Dollars in millions)
SBLOC	$1,087	58%
IBLOC	514	27%
Advisor financing	272	15%
Total	$1,873	100%

For SBLOC, we generally lend up to 50% of the value of equities and 80% for investment grade securities. While the value of equities has fallen in excess of 30% in recent years, the reduction in collateral value of brokerage accounts collateralizing SBLOC loans generally has been less, for two reasons. First, many collateral accounts are “balanced” and accordingly have a component of debt securities, which have either not decreased in value as much as equities, or in some cases may have increased in value. Second, many of these accounts have the benefit of professional investment advisors who provided some protection against market downturns, through diversification and other means. Additionally, borrowers often utilize only a portion of collateral value, which lowers the percentage of principal to collateral.

Top 10 SBLOC loans at June 30, 2025

	Principal amount	% Principal to collateral
	(Dollars in millions)
	$10	34%
	9	17%
	8	84%
	8	12%
	8	47%
	8	19%
	7	31%
	7	20%
	6	4%
	6	38%
Total and weighted average	$77	31%

Insurance backed lines of credit (IBLOC)

IBLOC loans are backed by the cash value of eligible life insurance policies which have been assigned to us. We generally lend up to 95% of such cash value. Our underwriting standards require approval of the insurance companies which carry the policies backing these loans. Currently, fifteen insurance companies have been approved and, as of July 15, 2025, all were rated A- (Excellent) or better by AM BEST.

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Direct lease financing by type as of June 30, 2025

	Principal balance(1)	% Total
	(Dollars in millions)
Construction	$127	18%
Government agencies and public institutions(2)	127	18%
Real estate and rental and leasing	98	14%
Waste management and remediation services	92	13%
Health care and social assistance	29	4%
Other services (except public administration)	25	4%
Professional, scientific, and technical services	23	3%
Wholesale trade	18	3%
General freight trucking	16	2%
Transit and other transportation	12	2%
Finance and insurance	12	2%
Arts, entertainment, and recreation	11	2%
Other	108	15%
Total	$698	100%

(1) Of the total $698 million of direct lease financing, $644 million consisted of vehicle leases with the remaining balance consisting of equipment leases.

(2) Includes public universities as well as school districts.

Direct lease financing by state as of June 30, 2025

State	Principal balance	% Total
	(Dollars in millions)
Florida	$121	17%
New York	59	9%
Utah	51	7%
Connecticut	49	7%
California	45	6%
Pennsylvania	43	6%
North Carolina	38	5%
Maryland	36	5%
New Jersey	34	5%
Texas	22	3%
Idaho	16	2%
Georgia	15	2%
Washington	14	2%
Alabama	13	2%
Ohio	13	2%
Other states	129	20%
Total	$698	100%

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Loan delinquency and other real estate owned	June 30, 2025
	30-59 days	60-89 days	90+ days		Total		Total
	past due	past due	still accruing	Non-accrual	past due	Current	loans
SBL non-real estate	$—	$3,012	$—	$5,976	$8,988	$195,099	$204,087
SBL commercial mortgage	—	—	—	8,340	8,340	715,414	723,754
SBL construction	—	—	—	2,892	2,892	27,813	30,705
Direct lease financing	9,201	3,727	307	7,236	20,471	677,615	698,086
SBLOC / IBLOC	13,944	386	135	469	14,934	1,586,471	1,601,405
Advisor financing	—	—	—	—	—	272,155	272,155
Real estate bridge loans	—	—	—	36,677	36,677	2,103,362	2,140,039
Consumer fintech	18,930	1,113	434	—	20,477	660,010	680,487
Other loans	2	61	7	—	70	169,875	169,945
Unamortized loan fees and costs	—	—	—	—	—	14,769	14,769
	$42,077	$8,299	$883	$61,590	$112,849	$6,422,583	$6,535,432

Other loan information

Of the $91.4 million special mention and $124.4 million substandard loans real estate bridge loans at June 30, 2025, none were modified in the second quarter of 2025.

Other real estate owned year to date activity

June 30, 2025
Beginning balance	$62,025
Transfer from loans, net	2,273
Advances	1,756
Ending balance	$66,054

	June 30,	March 31,	December 31,	June 30,
	2025	2025	2024	2024
Asset quality ratios:
Nonperforming loans to total loans(1)	0.96%	0.51%	0.55%	0.34%
Nonperforming assets to total assets(1)	1.45%	1.10%	1.14%	1.08%
Allowance for credit losses to total loans	0.91%	0.82%	0.73%	0.51%

(1) In the first quarter of 2024, a $39.4 million apartment building rehabilitation bridge loan was transferred to nonaccrual status. On April 2, 2024, the same loan was transferred from nonaccrual status to other real estate owned. We completed the majority of the capital improvements at the property. The June 30, 2025, other real estate owned balance of $42.9 million compares to June 30, 2025 third-party “as stabilized” and "as is" appraisals, respectively, of $59.1 million and $51.4 million, or respective LTVs of 73% and 83%. As previously disclosed, the property was under an agreement of sale. On June 24, 2025, the Company terminated the agreement of sale for the property and demanded the escrow agent release to Company all earnest money deposits received to date, totaling $3.0 million. On June 26, 2025, without providing any legal or contractual basis to do so, the purchaser objected to the release of the earnest money deposits. The Company believes it is entitled to the earnest money deposits and intends to pursue release of the funds.

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Calculation of efficiency ratio (non-GAAP)(1)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
	(Dollars in thousands)
Net interest income	$97,492	$93,795	$189,235	$188,213
Non-interest income(2)	40,510	30,722	78,284	60,104
Total revenue	$138,002	$124,517	$267,519	$248,317
Non-interest expense	$57,223	$51,446	$110,517	$98,158

Efficiency ratio	41%	41%	41%	40%

(1)The efficiency ratio is calculated by dividing GAAP total non-interest expense by the total of GAAP net interest income and non-interest income. This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.
(2)Excludes consumer fintech loan credit enhancement income of $43.2 million and $89.1 million for the three and six months ended June 30, 2025, respectively.

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